CONSENT OF INDEPENDENT AUDITORS

The American Funds Tax-Exept Series II - The Tax-Exempt Fund of California
We consent to (a) the use in this Post-Effective Amendment No. 15 to Registration Statement No. 33-6180 on Form N-1A of our report dated September 25, 1997 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Los Angeles, California
October 27, 1997